As filed with the Securities and Exchange Commission on July 22, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DAVITA INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0354549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 16th Street
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

DAVITA RETIREMENT SAVINGS PLAN
(Full title of the plan)

Kathleen A. Waters
DaVita Inc.
2000 16th Street
Denver, CO 80202
(Name and address of agent for service)

(720) 631-2100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	700,000	$83.60	$58,520,000.00	$7,595.90
Interests in the DaVita Retirement Savings Plan

(1)
DaVita Inc. (the “Registrant”) is filing this Registration Statement to register 700,000 shares of common stock, par value $0.001 per share (the “Common Stock”), for issuance under the DaVita Retirement Savings Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) on the basis of the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on July 15, 2020.

(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S‑8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S‑8 is filed by DaVita Inc. (the “Registrant”) regarding the DaVita Retirement Savings Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), filed with the Commission on February 21, 2020;
(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 5, 2020;
(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 24, 2020, March 16, 2020, March 23, 2020, April 13, 2020, May 26, 2020, May 27, 2020, June 9, 2020 and June 17, 2020;
(4)	The Plan’s annual report on Form 11-K for the fiscal year ended December 31, 2019, filed with the Commission on June 24, 2020; and
(5)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed October 21, 1995, including any subsequent amendment or report to such registration statement filed for the purpose of updating such description. (P)

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Certain legal matters in connection with the Registrant’s common stock offered hereby will be passed upon for the Registrant by Kathleen A. Waters, Chief Legal Officer to the Registrant. Ms. Waters is eligible to participate in the Plan.
Item 6. Indemnification of Directors and Officers.
The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court deems proper.
Article IX, Section 1 of the Registrant’s Amended and Restated By-Laws provides for indemnification of persons to the fullest extent permitted by the Delaware General Corporation Law.
In accordance with the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. The Restated Certificate of Incorporation eliminates each director’s liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.
From time to time, the Registrant has entered into and may enter into employment agreements or indemnification agreements pursuant to which the Registrant agrees to indemnify some of its directors and officers to the fullest extent authorized by applicable law.
The directors and officers of the Registrant and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Registrant and its subsidiaries.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.*	Description

4.1
Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Commission on November 2, 2016)

4.2
Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the Commission on November 2, 2016)

5.1**	Opinion of Kathleen A. Waters, Chief Legal Officer of the Registrant with respect to the validity of issuance of securities

23.1**	Consent of Kathleen A. Waters, Chief Legal Officer of the Registrant (included as part of Exhibit 5.1)

23.2**	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to the Registrant's Form 10-K for the fiscal year ended December 31, 2019

23.3**	Consent of KPMG LLP, Independent Registered Public Accounting Firm, relating to the Plan's Form 11-K for the fiscal year ended December 31, 2019

24.1**	Power of Attorney (set forth on the signature page of this Registration Statement)

*
In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the DaVita Retirement Savings Plan, the Registrant hereby undertakes that it will submit, or has submitted, the DaVita Retirement Savings Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made, or will make, all changes required by the IRS in order to qualify the DaVita Retirement Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

**	Filed herewith.

Item 9. Undertakings.
(a)    The Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 22nd day of July, 2020.

DAVITA INC.

By:	/s/ Javier J. Rodriguez
Name:	Javier J. Rodriguez
Title:	Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Javier J. Rodriguez, Joel Ackerman and Kathleen A. Waters, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and dates indicated.

Signature	Title	Date

/s/ Javier J. Rodriguez	Chief Executive Officer, Director	July 22, 2020
Javier J. Rodriguez	(Principal Executive Officer)

/s/ Joel Ackerman	Chief Financial Officer and Treasurer	July 22, 2020
Joel Ackerman	(Principal Financial Officer)

/s/ John Winstel	Chief Accounting Officer	July 22, 2020
John Winstel	(Principal Accounting Officer)

/s/ Pamela M. Arway	Chair of Board, Director	July 22, 2020
Pamela M. Arway

/s/ Charles G. Berg	Director	July 22, 2020
Charles G. Berg

/s/ Barbara J. Desoer	Director	July 22, 2020
Barbara J. Desoer

/s/ Pascal Desroches	Director	July 22, 2020
Pascal Desroches

/s/ Paul J. Diaz	Director	July 22, 2020
Paul J. Diaz

/s/ John M. Nehra	Director	July 22, 2020
John M. Nehra

/s/ Phyllis R. Yale	Director	July 22, 2020
Phyllis R. Yale

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 22nd day of July, 2020.

DAVITA RETIREMENT SAVINGS PLAN

By:	/s/ Cynthia Baxter
Name:	Cynthia Baxter
Title:	Designated Representative of the Plan Administrator